UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 1, 2026

(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

Regatta Office Park

Windward Three, 4th Floor

West Bay Road, P.O. Box 1114

Grand Cayman, KY1-1102

Cayman Islands

(Address of Principal Executive Offices)

(345) 945-4277

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.60 par value	CWCO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2026, Consolidated Water Co. Ltd. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Douglas Vizzini, in connection with Mr. Vizzini’s promotion from Vice President of Finance to Executive Vice President and Chief Accounting Officer.  The Employment Agreement provides for a term commencing on April 1, 2026 and continuing through December 31, 2027.  On or before August 31 of each year during the term, the Company’s Chief Executive Officer (“CEO”) will determine, in his or her sole discretion, whether to extend the term so that, as of each December 31, the remaining term is two full calendar years.  If the CEO elects not to implement such an extension for the ensuing year, the Company will notify Mr. Vizzini by August 31 of that year and, in lieu of further employment beyond December 31 of that year, the Company will pay Mr. Vizzini a lump-sum severance amount equal to his then-current annual base salary, payable on or before December 31 of that year.

Under the terms of the Employment Agreement, Mr. Vizzini is entitled to an annual base salary of $350,000, payable semi‑monthly in arrears, subject to annual review (but not reduction) by the CEO.  The Company will pay the full cost of providing medical insurance to Mr. Vizzini as generally provided to Company employees from time to time.  For the remainder of the first calendar year of the agreement, Mr. Vizzini will receive a monthly automobile expense allowance of $1,750, which will increase by $50 on January 1 of each subsequent calendar year during the term.

Mr. Vizzini is eligible to receive annual short‑term incentive compensation targeted at 25% of base salary, with the actual amount adjusted based on (i) the Company’s performance against Board‑approved financial targets and (ii) the achievement of individual goals set by the CEO for the fiscal year.  The CEO will communicate the performance measures, individual goals and related payout opportunities to Mr. Vizzini in writing by no later than April 1 of each fiscal year, and any bonus earned will be paid no later than April 1 of the following year.

In addition, at the beginning of each fiscal year during the term, commencing with fiscal 2026, Mr. Vizzini will be granted restricted stock units (“RSUs”) under the Company’s equity incentive plan with a grant date value equal to 20% of base salary, converted into a number of RSUs using the closing price of the Company’s common stock on the last trading day of the preceding year.  One‑third of each annual RSU grant will vest at the end of the fiscal year of grant, one‑third at the end of the second fiscal year following grant, and one‑third at the end of the third fiscal year following grant, in each case subject to Mr. Vizzini’s continued service on the applicable vesting date.  Any unvested RSUs will be automatically forfeited upon cessation of service due to resignation or termination for cause.

The Company may terminate the Employment Agreement immediately if Mr. Vizzini (i) is convicted of any felony or (ii) knowingly commits any act or omission that could reasonably be expected to result in material harm to the business or reputation of the Company and, after written notice specifying such conduct, fails to cure within 10 days.  Mr. Vizzini may terminate the Employment Agreement upon six months’ written notice. The Employment Agreement will terminate upon Mr. Vizzini’s death.  If, through physical or mental illness, Mr. Vizzini is unable to discharge his duties for 60 consecutive days, he will be relieved of duties, his salary reduced to $1,000 per year and his bonus eligibility suspended; however, the Company will continue to pay the full cost of his medical insurance until he is able to resume duties.  If such incapacity continues for 12 months (inclusive of the initial 60‑day period), the Employment Agreement will be deemed terminated by mutual consent at the end of such 12‑month period.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference..

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Title

10.1	Employment Agreement dated April 1, 2026 between the Company and Douglas Vizzini.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

	By:	/s/ David W. Sasnett
	Name:	David W. Sasnett
	Title:	Executive Vice President & Chief Financial Officer

Date: April 7, 2026

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